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                              CERTIFICATE OF AMENDMENT

                                       TO THE

                                CERTIFICATE OF TRUST

                                         OF

                               THE DFA TRUST COMPANY

                             a Delaware Business Trust


          This Certificate of Amendment to the Certificate of Trust of THE DFA TRUST COMPANY (the "Trust"), dated as of this 15th day of January, 1993, is being duly executed and filed pursuant to Section 3810(b) of the Delaware Business Trust Act.

          1.   The name of the business trust is "THE DFA TRUST COMPANY."

          2. The Trust filed a Certificate of Trust with the State of Delaware, Office of the Secretary of State, on October 27, 1992.

          3. The Certificate of Trust inadvertently omitted the future effective date of the Certificate of Trust. This Certificate of Amendment amends the Certificate of Trust for accounting and tax purposes only to specify an effective date of the Certificate of Trust as January 15, 1993.

          4. This Certificate of Amendment also amends the Certificate of Trust to change the name of the Trust to the following: The DFA Investment Trust Company.


          IN WITNESS WHEREOF, the Trustee named below does hereby make and enter into this Certificate of Amendment to the Certificate of Trust as of the 15th day of January, 1993.




                                           /s/ David G. Booth
                                           --------------------------------
                                           David G. Booth
                                           Trustee